Exhibit 5.1

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020-1001

United States of America

T: +1 212 506 2500

F: +1 212 262 1910

www.mayerbrown.com

April 23, 2026

Truist Financial Corporation

214 North Tryon Street

Charlotte, North Carolina 28202

Re: $1,000,000,000 4.680% Fixed-to-Floating Rate Medium-Term Notes, Series I (Senior), due April 23, 2032 (the “2032 Notes”) and $1,000,000,000 5.281% Fixed-to-Floating Rate Medium-Term Notes, Series I (Senior), due April 23, 2037 (the “2037 Notes” and, together with the 2032 Notes, the “Notes”)

Ladies and Gentlemen:

We have acted as counsel to Truist Financial Corporation, a North Carolina corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-276600) filed on January 19, 2024 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the issuance and sale of the above-referenced Notes pursuant to a Syndicated Terms Agreement, dated April 20, 2026 (the “Terms Agreement”), between the Company, on the one hand, and Truist Securities, Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, on the other hand, which Syndicated Terms Agreement is delivered pursuant to the Distribution Agreement, dated as of January 19, 2024 (the “Distribution Agreement”), between the Company and the agents listed on Schedule A thereto. The Notes are being issued under that certain Indenture Regarding Senior Securities, dated as of May 24, 1996, as amended by the First Supplemental Indenture, dated as of May 4, 2009, and the Second Supplemental Indenture, dated as of June 6, 2022 (as so amended, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association, a national banking association and successor to the corporate trust business of State Street Bank and Trust Company), as trustee (the “Trustee”), copies of which are incorporated by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 1996, Exhibit 4.2 of the Company’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, and Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Commission on June 6, 2022, respectively.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

April 23, 2026

In rendering the opinions expressed herein, we have examined (i) the Registration Statement, (ii) global certificates representing the Notes, (iii) the Indenture, (iv) the Distribution Agreement, (v) the Terms Agreement, (vi) the Articles of Incorporation of the Company, as restated; (vii) the Bylaws of the Company, as amended and restated; and (viii) resolutions of the Company’s board of directors relating to the offering of the Notes. In addition, we have examined such other documents, certificates and opinions and have made such further investigation as we have deemed necessary or applicable for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly and validly authorized by the Company and when the Notes have been executed and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and when payment therefor has been received by the Company pursuant to the terms of the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

We are admitted to practice law in the States of New York and North Carolina and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the States of New York and North Carolina, and we express no opinion herein concerning the laws of any other jurisdiction.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Mayer Brown LLP

April 23, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus and Prospectus Supplement under the caption “Validity of Securities” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ MAYER BROWN LLP

MAYER BROWN LLP